Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
NETAPP NC CORPORATION,
a Delaware corporation
WITH AND INTO
NETWORK APPLIANCE, INC.,
a Delaware corporation
(Pursuant to Section 253 of the General Corporation Law of Delaware)
     Network Appliance, Inc. (the “Corporation”), a corporation incorporated on the 1st day of November, 2001, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     1. That the Corporation is organized and existing under the General Corporation Law of the State of Delaware.
     2. That the Corporation owns 100% of the capital stock of NetApp NC Corporation, a Delaware corporation (“ Sub ”) incorporated on the 6th day of March, 2008, pursuant to the provisions of the General Corporation Law of the State of Delaware.
     3. That the Corporation determined to merge Sub into itself (the “Merger”) by the resolutions of its board of directors attached hereto as Exhibit A , duly adopted on March 3, 2008.
     4. Pursuant to Section 253(b) of the General Corporation Law of Delaware the name of the corporation surviving the merger shall be NetApp, Inc.
     5. The Merger shall become effective upon filing with the Delaware Secretary of State.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on this 10 day of
March, 2008.
     NETWORK APPLIANCE, INC.

By: Name:	/s/ Andrew Kryder Andrew Kryder
Title:	Secretary

EXHIBIT A
Resolutions of the Board of Directors of Network Appliance, Inc., a Delaware Corporation
Merger with NetApp NC Corporation.
     WHEREAS: The Company owns 100% of the outstanding capital stock of NetApp NC Corporation, a corporation organized and existing under the laws of the State of Delaware (“Merger Sub”).
     WHEREAS: The Board desires that Merger Sub merge with and into the Company and that the Company possess itself of all the estate, property, rights, privileges and franchises of Merger Sub.
NOW, THEREFORE, BE IT RESOLVED: That the Board hereby authorizes the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).
RESOLVED FURTHER: That upon the effective date of the Merger, the name of the Company shall be changed from “Network Appliance, Inc.” to “NetApp, Inc.” pursuant to Section 253(b) of the Delaware General Corporation Law.
RESOLVED FURTHER: That upon the effective date of the Merger, the Company shall assume any and all assets, obligations and liabilities of Merger Sub pursuant to Section 253 of the Delaware General Corporation Law.
RESOLVED FURTHER: That each outstanding share of capital stock of Merger Sub will be canceled and extinguished upon the effectiveness of the Merger, and no consideration shall be issued in exchange therefor.
RESOLVED FURTHER: That the officers of the Company be and hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolution to merge Merger Sub with and into the Company and assume Merger Sub’s liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of the State of Delaware.
RESOLVED FURTHER: That the Merger of Merger Sub with and into the Company shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware as provided for therein.
RESOLVED FURTHER: That the Certificate of Ownership and Merger in the form attached hereto as Exhibit A be and hereby is approved and adopted in all respects.
RESOLVED FURTHER: That upon the effective time of the Merger, the Amended and Restated Certificate of Incorporation of the Company (“Certificate of Incorporation”) in effect immediately prior to the effectiveness of the Merger shall continue to be the Certificate of Incorporation of the Company; provided, however, that the amendment to Article 1 of said Certificate of Incorporation as is effected by the merger is as follows: “The name of this corporation is NetApp, Inc.”.
RESOLVED FURTHER: That upon the effective time of the Merger, the directors and officers of the Company, as constituted immediately prior to the effectiveness of the Merger, shall continue to be the directors and officers of the Company.
RESOLVED FURTHER: That each stock certificate evidencing the ownership of each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the merger shall continue to evidence ownership of the shares of the Company.
RESOLVED FURTHER: That each stock certificate evidencing the ownership of Common Stock of Company issued anytime after the effective time of the merger shall be in the form of the stock certificate to be approved by the appropriate officers of the Company.
RESOLVED FURTHER: That the Board hereby authorizes, directs and empowers the appropriate officers of the Company, and each of them, for and on behalf of the Company, to take any and all such actions, and prepare, execute and deliver any and all such documents, including filing of the Certificate of Ownership and Merger, as may be necessary or advisable to carry out the foregoing resolutions, and hereby ratifies and confirms any and all actions taken heretofore to accomplish such purposes.

CERTIFICATE OF INCORPORATION
OF
NETWORK APPLIANCE, INC.
ARTICLE I
     The name of this corporation is Network Appliance, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is the Corporation Service Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”), as the same exists or may hereafter be amended.
ARTICLE IV
     The name and mailing address of the incorporator is John W. Larson, Esq., Brobeck, Phleger & Harrison LLP, One Market, Spear Street Tower, San Francisco, CA 94105.
ARTICLE V
     The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Eight Hundred Ninety Million (890,000,000). Eight Hundred Eighty-Five Million (885,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.
     The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE VI
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
ARTICLE VII
     The number of directors of the Corporation shall be determined by resolution of the Board of Directors.
     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.
     At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.
     Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified.
ARTICLE VIII
     Stockholders of the Corporation shall take action by meetings held pursuant to this Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chief Executive Officer, President, Chairman of the Board or a majority of the members of the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE IX
     To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.
     No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty or loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

     Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article IX shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.
     If a claim under this Article IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation ) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.
     If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article IX shall be broadened to the fullest extent permitted by the GCL, as so amended. No amendment to or repeal of this Article IX shall affect or diminish in any way the rights of any indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment or repeal.
ARTICLE X
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, VII, VIII, IX and X of this Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation entitled to vote at an election of directors.
     IN WITNESS WHEREOF, the undersigned incorporator has executed this certificate on November 1, 2001.

/s/ John W. Larson
John W. Larson
Incorporator